UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Mercury Systems, Inc.
(Exact name of registrant as specified in charter)

Massachusetts	04-2741391
(State or other jurisdiction of incorporation)	(IRS employer identification no.)

201 Riverneck Road, Chelmsford, MA	1824
(Address of principal executive offices)	(Zip code)

 Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
_____________________________	_________________________________________________

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: _________________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

EXPLANATORY NOTE
This Form 8-A/A is filed by Mercury Systems, Inc. (the “Company”) to reflect the expiration of the preferred stock purchase rights registered on the Form 8-A filed by the Company on December 15, 2005.
Item 1. Description of Registrant’s Securities to be Registered.
On June 30, 2015, the Company announced that it executed an amendment, effective June 30, 2015 (the “Amendment”), to the Company’s Shareholder Rights Agreement (the “Rights Agreement”), dated as of December 14, 2005, by and between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), terminating the Rights Agreement and the associated Rights (as defined below).
The Amendment accelerates the expiration date of the Company’s preferred stock purchase rights (the “Rights”) from the close of business on December 23, 2015 to June 30, 2015 and has the effect of terminating the Rights Agreement on June 30, 2015.  At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.
The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2 - Exhibits.

Exhibit 3.1
Articles of Amendment of Mercury Systems, Inc. classifying and designating the Series B Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 1 to the Form 8-A filed by the Company on December 15, 2005)

Exhibit 4.1
Shareholder Rights Agreement, dated as of December 14, 2005, between Mercury Systems, Inc. and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (incorporated by reference to Exhibit 2 to the Form 8-A filed by the Company on December 15, 2005)

Exhibit 4.2
Amendment No. 1 to Shareholder Rights Agreement by and between the Mercury Systems, Inc. and Computershare Trust Company, N.A., dated as of June 29, 2015 (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by the Company on June 30, 2015)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 30, 2015
MERCURY SYSTEMS, INC.

By: _/s/ Gerald M. Haines II____________________
Gerald M. Haines II
Executive Vice President, Chief Financial Officer,
and Treasurer

EXHIBIT INDEX

Exhibit 3.1
Articles of Amendment of Mercury Systems, Inc. classifying and designating the Series B Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 1 to the Form 8-A filed by the Company on December 15, 2005)

Exhibit 4.1
Shareholder Rights Agreement, dated as of December 14, 2005, between Mercury Systems, Inc. and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (incorporated by reference to Exhibit 2 to the Form 8-A filed by the Company on December 15, 2005)

Exhibit 4.2
Amendment No. 1 to Shareholder Rights Agreement by and between the Mercury Systems, Inc. and Computershare Trust Company, N.A., dated as of June 29, 2015 (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by the Company on June 30, 2015)

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